EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS RECORD BREAKING THIRD QUARTER 2016 RESULTS

New York, New York November 11, 2016-- Network-1 Technologies, Inc. (NYSE: NTIP) today announced financial results for the quarter ended September 30, 2016.

Network-1 had the largest quarterly revenues in its history with revenue of $34,326,000 for the three months ended September 30, 2016 as compared with revenue of $3,008,000 for the three months ended September 30, 2015.  The increase in revenue of $31,318,000 for the three months ended September 30, 2016, was due primarily to additional licensing revenue of $31,000,000 from settlement and licensing agreements entered into with Apple Inc. and Dell, Inc. during the quarter.   Revenue from royalty bearing licenses for patents decreased $232,000 or 14% from $1,658,000 to $1,426,000 for the three months ended September 30, 2016 compared to the three months ended September 30, 2015.

Network-1 had revenue of $59,963,000 for the nine months ended September 30, 2016 as compared to revenue of $10,382,000 for the nine months ended September 30, 2015.  The increase in revenue of $49,581,000 for the nine months ended September 30, 2016, was due primarily to additional licensing revenue of $31,000,000 from settlement and licensing agreements  with Apple Inc., and Dell, Inc. as well as a $17,500,000 settlement of a professional liability claim.   Revenue from royalty bearing licenses for patents increased $70,000 or 1% from $8,593,000 to $8,663,000 for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015.

 Network-1 reported net income of $10,832,000 or $0.46 per share (basic) and $0.43 per share (diluted)) for the three months ended September 30, 2016 compared with net income of $407,000 or $0.02 per share (basic and diluted) for the three months ended September 30, 2015.

Network-1 reported net income for the nine months ended September 30, 2016 of $22,882,000 or $0.98 per share (basic) and $0.93 per share (diluted) as compared with net income of $1,717,000 or $0.07 per share (basic and diluted) for the nine months ended September 30, 2015.

At September 30, 2016, Network-1 had cash and cash equivalents of $57,759,000 and working capital of $50,179,000.  Subsequent to the end of the third quarter, Network-1 entered into settlement and license agreements aggregating $5,000,000, a portion of which will be recorded as revenue for the quarter ended December 31, 2016.

Network-1 incurred current Federal, state and local income taxes of $3,817,000 and $26,000 for the quarter ended September 30, 2016 and September 30, 2015, respectively.  The increase of $3,791,000 in such taxes was related to Network-1's full utilization of NOLs during the three months ended September 30, 2016 in connection with significant net income.

In September 2011, Network-1 initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent. Network-1 has now reached settlement and license agreements with twelve (12) of the original defendants.  The remaining four defendants in the lawsuit are Avaya Inc., AXIS Communications Inc., Hewlett-Packard Company, and Juniper Networks, Inc. Network-1 seeks monetary damages based upon reasonable royalties.  The litigation is currently scheduled for trial in 2017.

The Remote Power Patent relates to, among other things, delivering power over Ethernet cables to remotely power network connected devices including, among others, wireless access points, VoIP telephones and network cameras.  In June 2003, the IEEE approved the 802.3af PoE Standard, which led to the rapid adoption of PoE.  The IEEE also approved the 802.3at Power over Ethernet Plus (PoE Plus) Standard, which increased the maximum power delivered to network devices to 40-60 watts from the current 15 watts under the 802.3af Standard.

Network-1 currently has twenty-five (25) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Extreme Networks, Inc., Dell, Inc., Netgear Inc., Alcatel-Lucent USA, Sony Corporation, Shoretel Inc., Microsemi Corporation, Motorola Solutions, Inc., NEC Corporation, Samsung Electronics Co., Ltd., and several other data networking vendors.

On April 4, 2014 and December 3, 2014, Network-1 initiated litigation against Google Inc. and YouTube, LLC in the United States District Court for the Southern District of New York for infringement of several of its patents which relate to the identification of media content on the Internet.  The lawsuits allege that Google and YouTube have infringed and continue to infringe certain of the Company's patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube's Content ID system.  In December 2014, Google Inc. filed four petitions to institute Inter Partes Review (the "IPRs") at the United States Patent and Trademark Office ("USPTO") pertaining to patents asserted in the litigation. In each of the four IPRs Google sought to invalidate certain claims of the patents at issue within the Cox Patent Portfolio. On June 21, 2016, the PTAB issued its Final Written Decision in the four pending IPRs finding eighty-six (86) claims "not unpatentable" (valid) and, in total, one hundred and nineteen (119) out of one hundred and twenty-nine (129) or 92% of the challenged claims of the patents have survived Google's challenges in the IPRs.  None of the claims of the patents being asserted in the pending litigations against Google and YouTube were found invalid. On August 18, 2016, Google filed Notices of Appeal to appeal the Final Written Decisions on the IPRs to the United States Court of Appeals for the Federal Circuit.

On April 13, 2015, Google filed a Petition for Covered Business Method Review (CBM) at the PTAB seeking to invalidate claims pertaining to Network-1's U.S. Patent No. 8,904,464, the patent asserted in the Company's litigation against Google and YouTube filed on December 3, 2014 as referenced above.  On October 19, 2015, the PTAB issued an order instituting the Covered Business Method Review on certain grounds. The oral hearing took place on May 11, 2016.  On October 18, 2016, the PTAB issued its Final Written Decision in favor of Network-1 with respect to the CBM and ruled that Google had failed to show that any of the thirty-four (34) claims of the Company's patent at issue were unpatentable.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

            Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-eight (28) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $100,000,000 from May 2007 through September 30, 2016.  As a result of the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 achieved licensing and other revenue of $47,150,000 through September 30, 2016 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The unaudited condensed consolidated statements of operations and comprehensive income and unaudited condensed consolidated balance sheet are attached.

NETWORK-1 TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
UNAUDITED

	Three Months Ended September 30 ,		Nine Months Ended September 30 ,
	2016	2015	2016	2015

REVENUE	$34,326,000	$3,008,000	$59,963,000	$10,382,000

OPERATING EXPENSES:
Costs of revenue	16,943,000	927,000	24,183,000	3,094,000
Professional fees and related costs	633,000	475,000	1,458,000	1,248,000
General and administrative	428,000	440,000	1,256,000	1,891,000
Amortization of patents	49,000	413,000	760,000	1,239,000
Stock-based compensation	189,000	69,000	233,000	243,000
Contingent patent cost	—	—	500,000	—
TOTAL OPERATING EXPENSES	18,242,000	2,324,000	28,390,000	7,715,000

OPERATING INCOME	16,084,000	684,000	31,573,000	2,667,000
OTHER INCOME:
Interest income, net	24,000	11,000	50,000	44,000

INCOME BEFORE INCOME TAXES	16,108,000	695,000	31,623,000	2,711,000

INCOME TAXES:
Current	3,817,000	26,000	4,198,000	66,000
Deferred taxes, net	1,459,000	262,000	4,543,000	928,000
Total income taxes	5,276,000	288,000	8,741,000	994,000

NET INCOME	$10,832,000	$407,000	$22,882,000	$1,717,000

Net Income Per Share
Basic	$0.46	$0.02	$0.98	$0.07
Diluted	$0.43	$0.02	$0.93	$0.07

Weighted average common shares outstanding:
Basic	23,320,514	23,273,946	23,291,408	23,597,143
Diluted	25,198,142	24,654,699	24,700,784	24,590,487

NET INCOME	$10,832,000	$407,000	$22,882,000	$1,717,000

OTHER COMPREHENSIVE INCOME:
Unrealized holding gain (loss) on securities available-for-sale arising during the period	(4,000)	12,000	39,000	—

COMPREHENSIVE INCOME	$10,828,000	$419,000	$22,921,000	$1,717,000

Condensed Consolidated Balance Sheet as of September 30, 2016 (Unaudited)

Cash and cash equivalents	$57,759,000

Total current assets	$60,293,000

Total assets	$61,973,000

Total current liabilities	$10, 114,000

Total stockholders' equity	$51,859,000